As filed with the Securities and Exchange Commission on August 18, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

ION MEDIA NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	59-3212788 (I.R.S. Employer Identification No.)

601 Clearwater Park Road, West Palm Beach, Florida (Address of Principal Executive Office)	33401 (Zip Code)
ION Media Networks, Inc.
2006 Stock Incentive Plan
(Full title of the plan)

Adam K. Weinstein
Senior Vice President, Secretary and Chief Legal Officer
ION Media Networks, Inc.
601 Clearwater Park Road
West Palm Beach, Florida 33401
(Name and address of agent for service)
(561) 659-4122
(Telephone number, including area code, of agent for service)
Copies of all communications to:
David L. Perry, Jr.
Holland & Knight LLP
222 Lakeview Avenue, Suite 1000
West Palm Beach, Florida 33401
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	maximum	maximum	Amount of
	to be	offering price	aggregate	registration
Title of securities to be registered	registered(1)	per share*	offering price*	fee
Class A Common Stock, par value $.001 per share	50,000,000 shares	$0.94	$47,000,000	$5,029.00

(1) Pursuant to Rule 416 under the Securities Act of 1993, as amended (the “Securities Act”), this Registration Statement also covers, in addition to the number of shares stated above, any additional shares that may hereafter become purchasable as a result of the adjustment provisions in the Plan or the agreement pursuant to which such shares are issued.
*	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h) under the Securities Act of 1933, the fee is calculated upon the basis of the average between the high and low sales prices for shares of Class A Common Stock of the registrant as reported on the American Stock Exchange on August 17, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents filed with the Commission by the Registrant, ION Media Networks, Inc., a Delaware corporation, are incorporated by reference in this Registration Statement:
(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission on March 22, 2006;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as filed with the Securities and Exchange Commission on May 12, 2006;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, as filed with the Securities and Exchange Commission on August 14, 2006;

(d)	The Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 6, 2006;

(e)	The Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 23, 2006;

(f)	The Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 1, 2006;

(g)	The Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 6, 2006;

(h)	The Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 16, 2006;

(i)	The Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on April 6, 2006;

(j)	The Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on April 17, 2006;

(k)	The Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on April 18, 2006;

(l)	The Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on April 21, 2006;

(m)	The Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 1, 2006;

(n)	The Registrant’s Amendment to Current Report on Form 8-K/A as filed with the Securities and Exchange Commission on May 4, 2006;

(o)	The Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 10, 2006;

(p)	The Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on June 1, 2006;

(q)	The Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on June 26, 2006;

(r)	The Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 13, 2006;

(s)	The Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 19, 2006;

(t)	The Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 31, 2006;

(u)	The Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 2, 2006

(v)	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; and

(w)	The description of the Registrant’s Class A Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on June 30, 1995, file number 001-13452.
ITEM 4. DESCRIPTION OF SECURITIES.
     Not Applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Not Applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     The Registrant is a Delaware Corporation. The Registrant’s certificate of incorporation and bylaws provide for the mandatory indemnification of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Reference is made to the Delaware General Corporation Law and to its Section 145, which permits, and in some cases requires, indemnification of the Registrant’s directors, officers, employees and agents under certain circumstances, subject to certain limitations.
     The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions that are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was illegal. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such an action, and court approval is required before there can be any indemnification if the person seeking indemnification has been found liable to the corporation.
     The Registrant has entered into indemnification agreements with each of its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses, damages, judgments, fines, liabilities, losses, penalties, excise taxes and amounts paid in settlement incurred in connection with any proceeding, whether brought by or in the name of the Registrant or otherwise, to which any such person may be made a party by reason of such person’s status or service as a director, to advance such person’s expenses incurred in connection with any such proceeding and to cover such person under any directors’ and officers’ liability insurance policy the Registrant chooses to maintain. The indemnification agreements are intended to provide indemnification to the fullest extent not prohibited by applicable indemnification rights statutes in the State of Delaware, and are in addition to any other rights a director may have under the Registrant’s certificate of incorporation, bylaws and applicable law.
     The Registrant has obtained policies of directors’ and officers’ liability insurance that insure the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not Applicable.
ITEM 8. EXHIBITS.

4.1	ION Media Networks, Inc. 2006 Stock Incentive Plan

5.1	Opinion of Holland & Knight LLP

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1)

23.2	Consent of Rachlin Cohen & Holtz LLP

23.3	Consent of Ernst and Young LLP

24.1	Power of Attorney (included on signature page)
ITEM 9. UNDERTAKINGS.
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act

(and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on August 18, 2006.

ION MEDIA NETWORKS, INC.
By:	/s/ R. Brandon Burgess
	Name:	R. Brandon Burgess
	Title:	Chief Executive Officer

Power of Attorney
     Each of the undersigned officers and directors of ION Media Networks, Inc. (the “Company”), a Delaware corporation, for himself and not for one another, does hereby constitute and appoint Adam K. Weinstein and William L. Watson, and each and either of them and his substitutes, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this registration statement, including post-effective amendments, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power of substitution and full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ R. BRANDON BURGESS R. Brandon Burgess	Director and Chief Executive Officer (Principal Executive Officer)	August 18, 2006

/s/ W. LAWRENCE PATRICK W. Lawrence Patrick	Chairman of the Board and Director	August 18, 2006

/s/ RICHARD GARCIA Richard Garcia	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 18, 2006

/s/ CURTIS L. BRANDON Curtis L. Brandon	Vice President - Controller (Principal Accounting Officer)	August 18, 2006

/s/ RAYMOND S. RAJEWSKI Raymond S. Rajewski	Director	August 18, 2006

/s/ FREDRICK M.R. SMITH Fredrick M.R. Smith	Director	August 18, 2006

/s/ HENRY J. BRANDON Henry J. Brandon	Director	August 18, 2006

/s/ DEAN M. GOODMAN Dean M. Goodman	Director	August 18, 2006

/s/ WILLIAM A. ROSKIN William A. Roskin	Director	August 18, 2006

/s/ LUCILLE S. SALHANY Lucille S. Salhany	Director	August 18, 2006

INDEX TO EXHIBITS

4.1	ION Media Networks, Inc. 2006 Stock Incentive Plan

5.1	Opinion of Holland & Knight LLP

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1)

23.2	Consent of Rachlin Cohen & Holtz LLP

23.3	Consent of Ernst and Young LLP

24.1	Power of Attorney (included on signature page)